Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

AVG Technologies N.V.

Amsterdam, The Netherlands

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated April 5, 2013, except for Segment Information in note 20, as to which the date is April 10, 2015 relating to the consolidated financial statements of AVG Technologies N.V. appearing in the Company’s Annual Report on Form 20-F for the year ended December 31, 2014.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

BDO Audit & Assurance B.V. On behalf of it,

/s/ J.A. de Rooij RA
J.A. de Rooij RA

Amstelveen, Netherlands

August 6, 2015